As filed with the  Securities  and  Exchange  Commission  on  February  18, 2004
                                                    Registration No. 333-109553

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         -------------------------------
                                    FORM S-3
                                 Amendment No. 1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------
                         MAGELLAN PETROLEUM CORPORATION
             (Exact name of Registrant as specified in its Charter)

        Delaware                                               06-0842255
-------------------------------------------------- ----------------------------
(State or other Jurisdiction                              (I.R.S. Employee
of Incorporation or Organization)                       Identification Number)


          P.O. Box 1146, Madison, Connecticut 06443-1146   (203) 245-7664
          ------------------------------------------------  -------------
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

 James R. Joyce, President, Chief Executive Officer and Chief Financial Officer
                         Magellan Petroleum Corporation
                 P.O. Box 1146, Madison, Connecticut 06443-1146
                                 (203) 245-7664
            --------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number
                   Including Area Code, of Agent For Service)

                                    Copy to:
                              Edward B. Whittemore
                               Murtha Cullina LLP
                         CityPlace I, 185 Asylum Street
                             Hartford, CT 06103-3469
                         -------------------------------
         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED February __, 2004

                                   PROSPECTUS

                                1,300,000 SHARES

                         MAGELLAN PETROLEUM CORPORATION

                                  COMMON STOCK


         All of the 1,300,000 shares of common stock offered hereby are being offered by one of our shareholders. See "Selling Shareholder." We will not receive any proceeds from the sale of the common stock offered hereby.

         The shares of common stock offered hereby may be sold from time to time in brokerage transactions at prevailing market prices through a broker to be nominated by the Selling Shareholder or others, in privately negotiated transactions for the account of the Selling Shareholder at prices at or near the market price, or in other privately negotiated transactions. See "Plan of Distribution."

         We have agreed to bear all expenses, other than selling commissions and related expenses relating to the shares, in connection with the registration and sale of the shares being registered hereby. We have agreed to indemnify the selling shareholder against certain liabilities and the selling shareholder has agreed to indemnify us against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "MPET." The last reported sale price per share of our common stock on the Nasdaq SmallCap Market on February 17, 2004 was $1.59.

         Investing in our common stock involves risks. See "Risk Factors" beginning on page 4 of this prospectus for a discussion of the factors that you should consider before you purchase any shares of our common stock.

                             -----------------------

             Neither the Securities and Exchange Commission nor any
             state securities commission has approved or disapproved
 of these securities or passed upon the adequacy or accuracy of this prospectus.
            Any representation to the contrary is a criminal offense.
                             -----------------------

             The date of this prospectus is _____________ __, 2004.

                                       -i-
                                TABLE OF CONTENTS


The Company                                                           1
Risk Factors                                                          4
Special Note Regarding Forward Looking Statements                     7
Selling Shareholder                                                   8
Use of Proceeds                                                       9
Plan of Distribution                                                  9
Legal Matters                                                        10
Experts                                                              10
Where Can You Find More Information                                  11
Incorporation by Reference                                           11






         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information contained or incorporated by reference in this prospectus. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, and you should assume the information contained in any document incorporated by reference in this prospectus is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus is not an offer to sell or the solicitation of an offer to buy our common stock in any circumstances or jurisdiction where the offer or sale is not permitted.

         In this prospectus, "we," "us," and "our" refer to Magellan Petroleum Corporation and its subsidiaries.

                                       -1-
                                   THE COMPANY

         Magellan Petroleum Corporation (the "Company" or "MPC") is engaged in the sale of oil and gas and the exploration for and development of oil and gas reserves. As of the date of this prospectus, MPC's principal asset was a 55% equity interest in its subsidiary, Magellan Petroleum Australia Limited ("MPAL"), which has one class of stock that is publicly held and traded in Australia.

         MPAL's major assets are two petroleum production leases covering the Mereenie oil and gas field (35% working interest) and one petroleum production lease covering the Palm Valley gas field (52% working interest). Both fields are located in the Amadeus Basin in the Northern Territory of Australia. Santos Ltd., a publicly owned Australian company, owns a 48% interest in the Palm Valley field, a 65% interest in the Mereenie field and 10.1% of MPAL's outstanding stock. On February 10, 2004, Santos Ltd sold 3.8 million shares of MPAL's stock and reduced its interest from 18.3% to 10.1%. Origin Energy Limited, a publicly owned Australian company, owned 17.1% of MPAL's outstanding stock at June 30, 2003. On July 10, 2003, a subsidiary of Origin Energy, Sagasco Amadeus Pty. Limited, agreed to exchange 1.2 million shares of MPAL for 1.3 million shares of the Company's common stock. After the exchange was completed on September 2, 2003, the Company's interest in MPAL increased to 55% and Origin Energy's interest decreased to 14.5%.

         MPC has a direct 2.67% carried interest in the Kotaneelee gas field located in the southeast Yukon Territory of Canada. Devon Canada Corporation is the operator of this partially developed field which is connected to a major pipeline system. During the month of December 31, 2003, average production from the field was approximately 22.3 million cubic feet per day. During September 2003, the litigants in the Kotaneelee litigation entered into a settlement agreement. During October 2003, the Company received approximately $851,000, after Canadian withholding taxes and reimbursement of certain legal costs. The plaintiffs have terminated all litigation against the defendants related to the field, including the claim that the defendants failed to fully develop the field. Since each party has agreed to bear its own legal costs, there were no taxable costs assessed against any of the parties. See Item 3 - Legal Proceedings of the Company's amended Form 10-K/A for the fiscal year ended June 30, 2003, for a discussion of litigation relating to the Kotaneelee field.

Mereenie Field

         MPAL (35%) and Santos (65%), the operator, (together known as the Mereenie Producers) own the Mereenie field which is located in the Amadeus Basin of the Northern Territory. MPAL's share of the Mereenie field proved developed oil reserves was approximately 380,000 barrels and 12.1 billion cubic feet (bcf) of gas at June 30, 2003. The Mereenie Producers have agreed to install additional compression equipment in the field at a cost of $13.1 million (MPAL share $6.4 million) that will increase field deliverability and partially meet certain gas contract requirements. In addition, two gas wells will be drilled to meet the gas contractual requirements until June 2007.

         During fiscal 2003, MPAL's share of oil sales was 145,000 barrels and
3.8 bcf of gas sold which is subject to net overriding royalties aggregating 4.0625% and the statutory government royalty of 10%. During fiscal 2003, the oil was transported by means of a 167-mile eight-inch oil pipeline from the field to an industrial park near Alice Springs. Most of the oil was then shipped south approximately 950 miles by rail and road to a refinery in the Adelaide area of South Australia. Effective July 1, 2003, the oil is being trucked to the Port Bonython Export Terminal, Whyalla, South Australia for sale at approximately the same cost as the previous method. The cost of transporting the oil to the terminal is being borne by the Mereenie Producers. The Mereenie Producers are providing Mereenie gas in the Northern Territory to the Power and Water Authority (PAWA) and Gasgo Pty. Ltd., a company PAWA wholly owns, for use in Darwin and other Northern Territory centers. See "Gas Supply Contracts" below.

         The leases covering the Mereenie field were renewed in November 2002 for an additional term of 21 years.

Palm Valley Field

         MPAL has a 52% interest in, and is the operator, of the Palm Valley gas field which is also located in the Amadeus Basin of the Northern Territory. Santos, the operator of the Mereenie field, owns the remaining 48% interest in Palm Valley which provides gas to meet the Alice Springs and Darwin supply contracts with PAWA. See "Gas Supply Contracts" below. MPAL's share of the Palm Valley proved developed reserves was16.8 bcf at June 30, 2003. During fiscal 2003, MPAL's share of gas sales was 3.1 bcf which is subject to a 10% statutory government royalty and net overriding royalties aggregating 5%. MPAL plans to drill an additional development well, Palm Valley-11, later in 2003 to increase gas deliverability. PAWA will pay for the cost of the well under the gas supply agreement.

         The lease covering the Palm Valley field, which was due to expire in November 2003, was renewed for an additional 21 years during November 2003. Negotiations are still ongoing with the Aboriginal landowners.

Gas Supply Contracts

         In 1983, the Palm Valley Producers (MPAL and Santos) commenced the sale of gas to Alice Springs under a 1981 agreement. In 1985, the Palm Valley Producers and Mereenie Producers signed agreements for the sale of gas to PAWA for use in PAWA's Darwin generating station and at a number of other generating stations in the Northern Territory. The gas is being delivered via the 922-mile Amadeus Basin to Darwin gas pipeline which was built by an Australian consortium. Since 1985, there have been several additional contracts for the sale of Mereenie gas. Both the Palm Valley and Mereenie contracts expire in the year 2009. Under the 1985 contracts, there is a difference in price between Palm Valley gas and most of the Mereenie gas for the first 20 years of the 25 year contracts which takes into account the additional cost to the pipeline consortium to build a spur line to the Mereenie field and increase the size of the pipeline from Palm Valley to Mataranka. The price of gas under the Palm Valley and Mereenie gas contracts is adjusted quarterly to reflect changes in the Australian Consumer Price Index.

         At June 30, 2003, MPAL's commitment to supply gas under the above agreements was as follows:
                                    Period                        Bcf
                         --------------------------------      ------
                         Less than one year                        6.93
                         Between 1-5 years                       27.54
                         Greater than 5 years                    11.12
                                                                 -----
                         Total                                   45.59
                                                                 =====


The following chart illustrates the various relationships between MPC and the various companies discussed above.

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


         Our principal executive offices are located at P.O. Box 1146, Madison, Connecticut 06443-1146 (Telephone 203-245-7664), and we maintain a website at http://www.magpet.com. Information on our website is not part of this prospectus.

                                  RISK FACTORS

         You should carefully consider the risks described below before buying the shares of common stock offered hereby. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also significantly impair our business, financial condition and results of operations.

         If any of the following risks actually occur, our business, financial condition and results of operations could be materially harmed, the trading price of our common stock could decline and you may lose all or part of your investment.

Fluctuations In Our Operating Results And Other Factors May Depress Our Stock Price.

         During the past few years, the equity trading markets in the United States have experienced declines in the value of securities generally and also extreme price volatility that has often been unrelated to the operating performance of particular companies. These broad market declines and fluctuations may adversely affect the trading price of our common stock. From time to time, there may be significant volatility in the market price of our common stock. If we are unable to operate the Company at a profit, investors could sell shares of our common stock at or after the time that it becomes apparent that the expectations of the market may not be realized, resulting in a decrease in the market price of our common stock.

The Company's Principal Oil & Gas Property and the Properties Owned by Our Principal Subsidiary Could Stop Producing Oil And Gas.

         MPAL's Palm Valley and Mereenie fields could stop producing oil and gas or there could be a material decrease in productions levels at the fields. Since these are the two principal revenue producing properties of MPAL, any decline in production levels at these properties could cause MPAL's revenues to decline, thus reducing the amount of dividends paid by MPAL to the Company. Any such adverse impact on the revenues being received by the Company from MPAL could restrict our ability to explore and develop oil and gas properties in the future.

         In addition, the Kotaneelee gas field, which is now the Company's main source of revenue, could stop producing natural gas, produce gas in decreased amounts, or be shut-in completely (so that production would cease). In this event, the Company would experience a decline in revenues and would be forced to rely completely on our receipt of dividends from MPAL.

We Only Have One Full Time Employee, And Our Operations Could Be Disrupted If He Was Unable Or Unwilling To Perform His Duties.

         We only have one full time employee, James R. Joyce, our President and Chief Financial Officer. Mr. Joyce has an employment agreement with us that expires on June 30, 2004. Mr. Joyce notified the Company in December 2003 that he will retire as of June 30, 2004, at the end of the term of his employment agreement and resign as an officer of the Company as of that date. If we are unable to find a replacement in a timely manner for Mr. Joyce, our operations could face significant delay and disruption until a suitable replacement is found to succeed Mr. Joyce. Any such delay or disruption could also prevent the achievement of our business objectives. We our working on a succession plan, but we do not have one in place at this time.

There Are Risks Inherent In The Operation Of Oil And Gas Ventures.

         An investment in the Company involves the inherent risks of companies that operate oil and gas exploration and production ventures. Despite favorable seismic and geological surveys and discoveries at particular properties, only subsequent drilling operations, undertaken at substantial costs to the Company, MPAL or third parties, can determine whether commercial development of oil and gas reserves is economically feasible. If the Company and MPAL are not able to successfully develop their properties into marketable oil and gas reserves, the Company's revenues may decline and our stock price could be adversely impacted.

         The odds against discovery of commercially exploitable hydrocarbon reserves are always substantial. Even if a discovery is made, the Company's ability to exploit the discovered hydrocarbons will depend upon a number of additional factors, including, but not limited to, its ability to finance development costs, the availability of markets and equipment and the resolution of technical and engineering problems associated with the discovery, extraction and transportation of hydrocarbon reserves.

There Are Risks Inherent In Foreign Operations Such As Adverse Changes In Currency Values And Foreign Regulations Relating To MPAL's Exploration And Development Operations And To MPAL's Payment Of Dividends To The Company.

         The properties in which the Company has interests are located outside the United States and are subject to certain risks related to the indirect ownership and development of foreign properties, including government expropriation, adverse changes in currency values and foreign exchange controls, foreign taxes, nationalization and other laws and regulations, any of which may adversely affect the Company's properties. In addition, MPAL's principal present customer for gas in Australia is the Northern Territory Government, which also has substantial regulatory authority over MPAL's oil and gas operations. Although there are currently no exchange controls on the payment of dividends to the Company by MPAL, such payments could be restricted by Australian foreign exchange controls, if implemented.

Three Common Directors of MPC and MPAL May Have Potential Conflicts Of Interest.

         The Company and MPAL have three common directors who serve on the boards of each entity and owe separate fiduciary duties to each entity and its stockholders. Under certain circumstances, these individuals could have potential conflicts of interest by reason of the separate fiduciary duties they owe to each entity.

Our Restated Certificate of Incorporation Includes Provisions That Could Delay Or Prevent A Change In Control Of Our Company That Our Shareholders Consider Favorable.

         Article Twelfth of our Restated Certificate of Incorporation of the Company, as amended, provides that any matter to be voted upon at any meeting of stockholders must be approved not only by a simple majority of the shares voted at such meeting, but also by a majority of the shareholders present in person or by proxy and entitled to vote at the meeting. This provision may have the effect of making it more difficult to take corporate action than customary "one share one vote" provisions, because it may not be possible to obtain the necessary majority of both votes.

         As a consequence, Article Twelfth may make it more difficult that a takeover of the Company will be consummated, which could prevent the Company's shareholders from receiving a premium for their shares. In addition, an owner of a substantial number of shares of our common stock may be unable to influence our policies and operations through the shareholder voting process (e.g., to elect directors).

         In addition, Article Thirteenth of our Restated Certificate of Incorporation requires the approval of 66 2/3rds % of the voting shareholders and of the voting shares for the consummation of any business combination (such as a merger, consolidation, other acquisition proposal or sale, transfer or other disposition of $5 million or more of the Company's assets) involving our company and certain related persons (generally, any 10% or greater stockholders and their affiliates and associates). This higher vote requirement may deter business combination proposals which shareholders may consider favorable.

Our Dividend Policy Could Depress Our Stock Price and Harm Our Stockholders.

         We have never declared or paid dividends on our common stock and do not anticipate declaring or paying any dividends in the foreseeable future. We plan to retain any future earnings to reduce our accumulated deficit and finance growth. As a result, our dividend policy could depress the market price for our common stock and cause investors to lose some or all of their investment.

We May Issue A Substantial Number Of Shares Of Our Common Stock Under Our Stock Option Plans And Shareholders May Be Adversely Affected By The Issuance Of Those Shares.

         As of February 2004, there were 770,000 stock options outstanding, all of which are fully vested and exercisable. There were also 230,000 options available for future grants under the Company's Stock Option Plan. If all of these options, which total 1,000,000, were awarded and exercised these shares would represent approximately 3.7% of our outstanding common stock and would dilute the interests of our existing shareholders and could adversely affect the market price of our common stock.

If The Company's Shares Are Delisted From Trading On The Nasdaq SmallCap Market, Their Liquidity And Value Could Be Reduced.

         In order for the Company to maintain the listing of its shares of common stock on the Nasdaq SmallCap Market, the Company's shares must maintain a minimum bid price of $1.00 as set forth in Marketplace Rule 4310(c)(4). If the bid price of the Company's shares trade below $1.00 for 30 consecutive trading days, then the bid price of the Company shares must trade at $1.00 or more for 10 consecutive trading days during a 180 day grace period to regain compliance with the rule. At present, the Company meets the requirement for two 180 day grace periods to regain compliance. If the Company shares were to be delisted from trading on the Nasdaq SmallCap market, then most likely the shares would be traded on the Electronic Bulletin Board. The delisting of the Company's shares could adversely impact the liquidity and value of the Company's shares of common stock.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, which are based on assumptions and estimates and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "will," "believe," "estimate," "expect," "intend," "seek," or similar expressions. These forward-looking statements may address among these risks and uncertainties are pricing and production levels from the properties in which the Company has interests, and the extent of the recoverable reserves at those properties. In addition, the Company has a large number of exploration permits and there is the risk that any wells drilled may fail to encounter hydrocarbons in commercial quantities. These forward-looking statements are subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are described under the caption "Risk Factors" in this prospectus and in the documents incorporated or deemed to be incorporated by reference in this prospectus.

         If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. We undertake no obligation to publicly update or revise any forward-looking statements to reflect future events or developments.

                               SELLING SHAREHOLDER

         The following table sets forth information provided to us by Sagasco Amadeus Pty. Limited, the sole selling shareholder in this offering ("Sagasco"), regarding its beneficial ownership of our common stock as of February __, 2004, and as adjusted to reflect the sale of the shares offered hereby, assuming that all of the shares offered hereby will be sold. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days.


  ---------------------------- ------------------------------ --------------------- -------------------------------
          Shareholder            Shares Beneficially Owned    Shares Being Offered    Shares Beneficially Owned
                                   Prior to the Offering                                  After the Offering
  ---------------------------- ------------------------------ --------------------- -------------------------------
  ---------------------------- ------------------------------ --------------------- ---------------- --------------
                                                                                                      Percent (%)
                                                                                        Number
  ---------------------------- ------------------------------ --------------------- ---------------- --------------
  ---------------------------- ------------------------------ --------------------- ---------------- --------------
  Sagasco Amadeus Pty.                   1,300,000                 1,300,000               0               0
  Limited (1)
  ---------------------------- ------------------------------ --------------------- ---------------- --------------

(1) Sagasco Amadeus Pty. Limited is a direct wholly owned subsidiary of Sagasco NT Pty. Ltd., which is in turn a direct wholly owned subsidiary of Origin Energy Resources Ltd. ("Resources"), which is in turn a direct wholly owed subsidiary of Origin Energy Limited, a diversified energy company based in Sydney, Australia.

         The shares being offered by Sagasco were acquired on September 2, 2003 pursuant to a Share Sale Agreement entered into between the Company and Sagasco on July 10, 2003. Under this Agreement, the Company agreed to issue 1,300,000 shares of our common stock as payment for, and in consideration of, the Company's acquisition from Sagasco of 1,200,000 shares of MPAL, the Company's 52.44% owned subsidiary. The Company's acquisition of the 1,200,000 shares of MPAL common stock increased the Company's holdings in MPAL from 52.44% to 55%.

         Following the closing of the Share Sale Agreement, Sagasco exercised its right to request that we register the shares offered hereby pursuant to a Registration Rights Agreement, dated September 2, 2003, that we entered into in connection with the Company's acquisition of the 1,200,000 shares of MPAL from Sagasco.

                                 USE OF PROCEEDS

         The selling shareholder is offering all of the shares covered by this prospectus. We will not receive any of the proceeds from the sale of the shares.

                              PLAN OF DISTRIBUTION

         The shares may be sold from time to time by Sagasco, as set forth in the Registration Rights Agreement. Sagasco will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sagasco may make these sales on the Nasdaq SmallCap Market or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, at fixed prices or in privately negotiated transactions. Sagasco may use one or more of the following methods to sell the shares of common stock:

o a block trade in which Sagasco's broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

o a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

o an over-the-counter distribution in accordance with the rules of the applicable automated interdealer quotation system;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholder or such successors in interest and/or from the purchasers of shares for whom they act as agents; and

o the pledge of the shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distribution of the shares or interests therein.

         Sagasco may enter into hedging transactions with broker-dealers in connection with sales of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Sagasco. Sagasco may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. Sagasco also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.



         The aggregate proceeds to Sagasco from the sale of the shares will be the purchase price of the common stock sold less the aggregate selling commissions, if any, and other expenses of issuance and distribution not borne by us. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Sagasco. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or Sagasco may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because Sagasco may be deemed to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act, it may be subject to the prospectus delivery requirements of the Securities Act.

         To the extent required, the specific shares of common stock to be sold, the purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be described in a supplement to this prospectus.

         Pursuant to the Registration Rights Agreement, we have agreed to bear certain expenses of registration of the shares under the federal and state securities laws and of any offering and sale hereunder, but not including certain expenses such as (1) underwriting discounts, selling commissions and stock transfer taxes attributable to the sale of the shares and (2) fees and expenses of Sagasco's counsel.

         The Registration Rights Agreement provides that we will indemnify Sagasco against certain liabilities, including liabilities under the Securities Act. Sagasco has agreed to indemnify us and against certain liabilities, including liabilities under the Securities Act.

         There can be no assurance that Sagasco will sell any or all of the shares of our common stock offered by them hereunder.

                                  LEGAL MATTERS

         Murtha Cullina LLP, Hartford, Connecticut, will pass upon certain legal matters with respect to the shares of common stock registered hereunder.

                                     EXPERTS

The consolidated financial statements of Magellan Petroleum Corporation appearing in Amendment No. 1 to its Annual Report on Form 10-K for the year ended June 30, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young was dismissed as the Company's independent auditors on September 26, 2003, upon filing of the Company's Annual Report on Form 10-K for the year ended June 30, 2003.

                       WHERE CAN YOU FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference rooms. The SEC also maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

         We have filed with the SEC a registration statement, which contains this prospectus, on Form S-3 under the Securities Act. The registration statement relates to the common stock offered by the selling shareholder. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the common stock. Statements contained in this prospectus as to the contents of any contract or other document is not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC, as described in the preceding paragraph.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the termination of the offering made by this prospectus, as well as the following documents:

o Our Annual Report on Form 10-K for the fiscal year ended June 30, 2003, filed with the SEC on September 26, 2003;

o Our Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended June 30, 2003, filed with the SEC on February 17, 2004;

o Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003,filed with the SEC on November 13, 2003;

o Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003,filed with the SEC on February 12, 2004;

o An Amendment No. 2 to our Current Report on Form 8-K filed on October 2, 2003 to report the dismissal of Ernst & Young LLP as Company's independent auditors;

o Our Current Report on Form 8-K filed on October 7, 2003 to report that effective October 30, 2003, the Audit Committee of the Company's Board of Directors retained Deloitte & Touche LLP as the Company's new independent auditors for the fiscal year ending June 30, 2004,

o Our Current Report on Form 8-K filed on November 18, 2003 to report that the Waitpinga-1 well in the Cooper Basin and the Callisto-1 well in the Eromanga Basin in Australia have been plugged and abandoned as dry holes,

o Our Current Report on Form 8-K filed on December 11, 2003 to report that Mr. James R. Joyce, the President, Chief Executive Officer and Chief Financial Officer, has notified the Company that he will retire as of June 30, 2004, at the end of the term of his employment agreement and resign as an officer of the Company as of that date,

o Our Proxy Statement for our 2003 Annual Meeting of Shareholders filed with the SEC on October 24, 2003; and

o The description of our common stock contained in our Registration Statement on Form S-8 filed with the SEC on January 14, 1999.

         We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this prospectus). Request for such information should be directed to Corporate Secretary, Magellan Petroleum Corporation, P.O. Box 1146, Madison, Connecticut 06443-1146 (Telephone 203-245-7664).

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The expenses to be paid by the Registrant in connection with the distribution of the securities being registered are as set forth in the following table:

     Registration Fee Under the Securities Act of 1933                $ 135
     *Blue Sky Fees and Expenses                                      1,000
     *Legal Fees and Expenses                                        25,000
     *Accounting Fees and Expenses                                   20,000
     Listing fees                                                    18,000
     *Printing and Engraving                                          1,000
     *Miscellaneous                                                   1,865
                                                                   --------
     *Total                                                         $67,000
                                                                    =======
----
* Estimated.

Item 15.  Indemnification of Directors and Officers.

         The Restated Certificate of Incorporation of the Company, as amended, contains the following provisions respecting indemnification.

         FIFTEENTH: A director of this Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended, changed or modified in any way to further eliminate or limit the liability of directors to the Corporation or its stockholders or third parties, then directors of the Corporation, in addition to the circumstances in which directors are not personally liable as set forth in the preceding sentence, shall also not be personally liable to the Corporation or its stockholders or third parties for monetary damages to such further extent permitted by such amendment, change or modification.

         Any repeal or modification of the foregoing paragraph shall not adversely affect the rights of any director of the Corporation relating to claims arising in connection with events which took place prior to the date of such repeal or modification.

         SIXTEENTH: The Corporation shall enter into appropriate agreements with its directors and officers (and with such other employees and agents as the Board of Directors deems appropriate in its sole and exclusive discretion) to both indemnify them and advance to them the funds for litigation expenses to the fullest extent permitted by the laws of the State of Delaware, as the same presently exist or may hereafter be amended, changed or modified.

         Any repeal or modification of the foregoing paragraph shall not adversely affect the rights of any director or officer (or any such employees or agents) of the Corporation relating to claims arising in connection with events which took place prior to the date of such repeal or modification.

         Article III, Section 9 of the Company's By-Laws which provides for indemnification agreements with its directors and officers is substantially identical to Article SIXTEENTH of the Certificate of Incorporation and provides as follows:

         SECTION 9. The Corporation shall enter into appropriate agreements with its directors and officers (and with such other employees and agents as the Board of Directors deems appropriate in its sole and exclusive discretion) both to indemnify such directors and officers (and such other employees and agents, if any) and to advance to such directors and officers (and such other employees and agents, if any) the funds for litigation expenses to the fullest extent permitted by the laws of the State of Delaware, as the same presently exist or may hereafter be amended, changed or modified.

         Any repeal or modification of the foregoing paragraph shall not adversely affect the rights of any director or officer (or any such employee or agent) of the corporation relating to claims arising in connection with events which took place prior to the date of such repeal or modification.

         Section 145 of the Delaware General Corporation Law provides for the indemnification of directors and officers. Generally Section 145 provides for indemnification to cover the claims and lawsuits of two general categories. The first category, third-party claims, includes lawsuits brought against the Company and its directors or officers by third parties who claim to have been injured by some unlawful action. Section 145 provides that a director or officer subject to this class of claim is entitled to indemnification for any amount paid for the judgment or settlement and any expenses incurred in a reasonable defense thereof, provided that the director or officer (i) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

         The second category of claims for which a director or officer could seek indemnification are claims by or in the right of the Company, whether such claims are made by the Company directly or by a stockholder in a derivative action. Examples in this category include breach by a director of his duty of loyalty to the Company. As to this category of claims and lawsuits, Section 145 provides specifically that the director or officer may obtain indemnification of expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and if a court of appropriate jurisdiction approves such indemnification. However, directors and officers are not entitled to be indemnified under the statute to recover amounts paid in damages or settlement of such suits.

         Section 145, by its terms, is not exclusive. Section 145(f) provides in pertinent part: "The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise."

         In accordance with Article SIXTEENTH of its Certificate of Incorporation, the Company has entered into indemnification agreements with each of its directors and officers.

         In 1985, the Company purchased $100,000 of directors and officer's liability insurance coverage from an unaffiliated Bermuda company at a cost of $100,000 plus an annual $7,500 service fee during the period of the policy. The policy amount was increased to $200,000 in 1998. The Company is credited with investment income from the policy premium during the term of the policy and all or a portion of such premium will be refunded at the end of the policy term to the extent that no claims are made.

         The Company presently has in effect a $10,000,000 policy of Directors and Officers liability insurance at an annual premium cost of $121,000.

Item 16.  Exhibits.

  3.1 Restated Certificate of Incorporation as filed on May 4, 1987 with the State of Delaware and Amendment of Article Twelfth as filed on February 12, 1988 with the State of Delaware (each filed as Exhibit 4(b) to Form S-8 Registration Statement, filed on January 14, 1999, and incorporated herein by reference).
  3.2 Certificate of Amendment to Certificate of Incorporation as filed on December 26, 2000 with the State of Delaware (filed as Exhibit 3(a) to the Company's quarterly report on Form 10-Q filed on February 13, 2001 and incorporated herein by reference).
  3.3 By-Laws, as amended (filed as Exhibit 4(c) to Form S-8 Registration Statement, filed on January 14, 1999 and incorporated herein by reference).
  5      Opinion of Murtha Cullina LLP (previously filed).
10.1 Share sale agreement by and between Magellan Petroleum Corporation and Sagasco Amadeus Pty. Limited, (filed as Exhibit 10(q) to the Company's Annual Report on Form 10-K filed on September 26, 2003 and incorporated herein by reference).
10.2 Registration Rights Agreement, dated September 2, 2003, between Magellan Petroleum Corporation and Sagasco Amadeus Pty. Limited (filed as Exhibit 10(r) to the Company's annual report on Form 10-K filed on September 26, 2003 and incorporated herein by reference).
23.1     Consent of Ernst & Young LLP (filed herewith).
23.2     Consent of Murtha Cullina LLP (previously filed).
24.1     Powers of Attorney (previously filed).



Item 17.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Provided, however, That paragraphs (a)1(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Madison, State of Connecticut, on February 18, 2004.

                         MAGELLAN PETROLEUM CORPORATION
                             By: /s/ James R. Joyce
                             ----------------------
                                  James R. Joyce
                                  President, Chief Executive Officer and
                                  Chief Financial Officer

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/   James R. Joyce                              President, Chief Executive
------------------------------------
        James R. Joyce                            Officer and Chief Financial        February 18, 2004
                                                  Officer and Director

/s/   James R. Joyce (*)                          Director                           February 18, 2004
---------------------------
        Donald V. Basso

/s/   James R. Joyce (*)                          Director                           February 18, 2004
---------------------------
        Timothy L. Largay

/s/   James R. Joyce (*)                          Director                           February 18, 2004
---------------------------
        Walter McCann

/s/   James R. Joyce (*)                          Director                           February 18, 2004
---------------------------
        Ronald P. Pettirossi

(*) Signed by power of attorney.


                                  EXHIBIT INDEX


23.1     Consent of Ernst & Young LLP.